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Below is a transcript of an investor relations call held by Merrimack Pharmaceuticals, Inc. (“Merrimack”) on January 9, 2017.

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT MACK—Merrimack Pharmaceuticals Inc Concludes Strategic Review and Announces Plan to Divest Assets and Sharpen Strategic Focus Corporate Call EVENT DATE/TIME: JANUARY 09, 2017 / 1:00PM GMT    THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JANUARY 09, 2017 / 1:00PM, MACK—Merrimack Pharmaceuticals Inc Concludes Strategic Review and Announces Plan to Divest Assets and Sharpen Strategic Focus Corporate Call Geoff Grande Merrimack Pharmaceuticals, Inc.—IR Gary Crocker Merrimack Pharmaceuticals, Inc.—President & CEO Yasir Al-Wakeel Merrimack Pharmaceuticals, Inc.—CFO & Head-Corporate Development. Birgit Schoeberl Merrimack Pharmaceuticals, Inc.—Head of Discovery C O N F E R E N C E C A L L P A R T I C I P A N T S Operator Eric Schmidt Cowen and Company—Analyst P R E S E N T A T I O N Operator Good day, ladies and gentlemen, and welcome to the Merrimack Pharmaceuticals investor call to discuss the conclusion of its strategic review and announcement of its new strategic focus. At this time, all participants are in a listen-only mode. Later, there will be a question-and-answer session and instructions will follow at that time. (Operator Instructions) As a reminder, this conference is being recorded. I would now like to introduce your host Geoff Grande. Sir, you may begin. Geoff Grande—Merrimack Pharmaceuticals, Inc.—IR Thanks, Shannon. Good morning everyone. My name is Geoff Grande. I’m the Director of Investor Relations here at Merrimack. Thank you for joining us on our call to discuss the transformative actions we announced last night. We’re pleased to have concluded strategic pipeline review and to be sharpening our strategic focus becoming a robust clinical development stage biopharmaceutical company. Joining me today are Gary Crocker, Chairman of Board and Interim President and CEO; Dr. Yasir Al-Wakeel, CFO and Head of Corporate Development; and Dr. Birgit Schoeberl, Head of Discovery. We will end the formal portion of the call with time of Q&A. Many of you have already seen a copy of the press release we issued last night. There is also a presentation accompanying this announcement, both can be access on the Investor Relations page of our website at investors.merrimack.com. Before we begin, I need to remind you that during this call, we will be making forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These may include statements about the transaction, expected timing, expected contingent payments, anticipated use of proceeds, our future business plans, the potential success of our products and product candidates, clinical development timelines and financial projections. These statements involve risks and uncertainties, which are described in our Form 8-K filed today and in the risk factors section of our most recent Form 10-Q and the other reports we file with the SEC, which are available online at sec.gov. While these forward-looking statements represent our views as of today, they should not be relied upon as representing our views in the future. We may update these statements in the future, but we are not taking on an obligation to do so. The format for today’s call will be as follows. First, Gary will lead us off with a discussion of the strategic rationale behind the asset purchase agreement with Ipsen and the broader strategy for Merrimack. Yasir will then discuss the financial rationale for our go-forward capital structure and provide an update on our ongoing restructuring initiatives. Next Birgit will review the programs in our streamlined oncology pipeline. And finally, Gary will conclude the prepared remarks and open it up for questions. And with that, I’ll turn it over to Gary.    2 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JANUARY 09, 2017 / 1:00PM, MACK—Merrimack Pharmaceuticals Inc Concludes Strategic Review and Announces Plan to Divest Assets and Sharpen Strategic Focus Corporate Call Thank you very much, Geoff, and good morning everyone. Today marks the conclusion of our comprehensive strategic review and the beginning of a new chapter in Merrimack’s history. Over the past several months, all of us here at Merrimack have been working very, very hard to develop a go-forward plan that advances the vision we announced in early October. Let me quickly take you to that vision again. On October 3, we announced that we were launching a strategic pipeline review of all clinical and preclinical product candidates in our portfolio. The objective of this review was to determine how to sharpen our core priorities to create a portfolio that we can advance in a more efficient and financially responsible and sustainable manner, while maximizing Merrimack’s value potential for shareholders, as well as for cancer patients worldwide. This fundamental objective enhancing patient and shareholder value underpins our culture here at Merrimack and all of our employees have worked tirelessly alongside our Board and the management team to deliver on this objective. Over the last several months, we’ve explored every avenue for optimizing and extracting value in our pipeline for shareholders and patients and I’m confident that the steps we have announced today position Merrimack to unlock our value and to generate returns for our shareholders. After assessing the clinical and financial prioritization of our programs in a very disciplined and strategic pipeline review process with independent medical and financial advisors, we have identified MM-121, MM-141 and MM-310 as the three most promising clinical programs to focus our development efforts on. We believe the combination of these assets offers the highest probability of success and return on investment and believe that by focusing on these programs we’re going to realize the best interest of Merrimack, its employees, its shareholders and cancer patients worldwide. And also we’ve made focuses our portfolio around these three clinical assets and positions us as a robust clinical staged and R&D company. Slide 3 provides an overview of our announcement. Today we have announced an agreement with Ipsen under which Ipsen will acquire ONIVYDE and our generic version of doxorubicin liposome injection marketed in the US as DOXIL and which I’ll refer to on this call as generic DOXIL. The total value of this transaction is up to $1.025 billion plus $33 million in net milestone payments retained by Merrimack pursuant to our exclusive licensing agreement with Shire. Birgit will provide additional information about our newly targeted ongoing clinical and preclinical program later in this conference call. Our Board of Directors unanimously voted to approve the Ipsen transaction and this new long-term portfolio strategy. Turning now to slide 4, we believe that transitioning to a development stage biopharmaceutical company via the transaction with Ipsen delivers the best possible outcome for Merrimack, our employees, shareholders and patients. Merrimack shareholders will realize an immediate return of $200 million via a special cash dividend currently valued at $1.54 per share. In addition, the Board has approved the pass through to shareholders of 100% of the proceeds net of any tax impact received from the up to $450 million in milestone payments related to future ONIVYDE approval. These payments will be returned to shareholders in a form to be determined by the Board at a later date upon the achievement that the Board has also defined. And finally we expect shareholders to benefit from the upside potential of Merrimack’s new focused pipeline, which in our view, represents the most compelling source of value for our shareholders from the strategic review. Merrimack will have a significantly reduced operating cost structure and a capital structure that is appropriately aligned with the Company’s new focus and non-dilutive capital to fund our streamlined oncology pipeline into the second half of 2019. In addition, many employees will benefit from new opportunities at Ipsen with ONIVYDE and generic DOXIL or they will have the opportunity of being part of a more focused and vibrant clinical stage and R&D organization at Merrimack. Importantly, we also believe this investment in our clinical stage opportunities will increase clinical developments and opportunities for patients around the world. We will also work closely with Ipsen to ensure that ONIVYDE patients have uninterrupted access to their medications and that this transition is operationally seamless. Now with that, I’ll turn it over to Dr. Yasir Al-Wakeel, our CFO and Head of Corporate Development who will elaborate on the financial rationale for this strategic shift and provide an update on our ongoing restructuring initiatives. Yasir? Yasir Al-Wakeel—Merrimack Pharmaceuticals, Inc.—CFO & Head-Corporate Development. Thanks, Gary. And thank you everyone for joining us today. Let’s turn to slide 5 and dive into more specifics on the transaction with Ipsen. As mentioned earlier, we reached an agreement with Ipsen to sell the US rights to ONIVYDE our first commercial product and generic DOXIL which    THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JANUARY 09, 2017 / 1:00PM, MACK—Merrimack Pharmaceuticals Inc Concludes Strategic Review and Announces Plan to Divest Assets and Sharpen Strategic Focus Corporate Call payments retained by Ipsen pursuant to our exclusive licensing agreement with Shire. Under the terms of the agreement, we will receive from Ipsen $575 million in cash at closing. Up to $33 million in net milestone payments retained by Ipsen pursuant to our exclusive licensing agreement with Shire for the ex-US development and commercialization of ONIVYDE and up to $450 million in additional approval based milestone payments. Gross proceeds from these additional milestone payments include $225 million for FDA approval in first-line treatment of pancreatic cancer, $150 million for FDA approval in small cell lung cancer and $75 million for FDA approval in any third indication. The $33 million of net milestone payments includes the following payments related to ONIVYDE; $18 million from the sale of ONIVYDE in two additional major European countries, $5 million related to the sale of ONIVYDE in the first major non-European non-Asian country and $10 million related to the first patient dose in the planned small cell lung cancer trial. I want to emphasize that given the already obtained European approval, as well as the advanced stages of planning of the small cell lung cancer trial, we have a high degree of confidence in these near-term payments and expect we will receive them in 2017. The Ipsen transaction is expected to be completed in the first quarter of 2017 and is subject to customary closing conditions, including Merrimack’s stockholder approval and certain governmental regulatory clearances. Now, turning to slide 6, I’d like to touch on our balance sheet and capital structure going forward. As you all know, we have been pursuing cost reduction initiatives to strengthen the Company’s balance sheet and provide for future flexibility. This transaction advances those efforts by streamlining our operating structure and improving our capital structure. We achieve this through the transition of sales, marketing, manufacturing and other functions of our ONIVYDE and generic DOXIL to Ipsen. Significantly reducing operating costs and by initiating a more prudent capital allocation program dedicated to accelerating Seribantumab, MM-141 and MM-310. Specifically, upon completing the Ipsen transaction and refocusing efforts, we will have reduced our workforce by 80% from approximately 400 employees to approximately 80 since implementing our restructuring in October 2016. While these decisions are never easy, we consider our responsibility to be conservative with funding and prioritize the assets with the greatest value potential. It is our duty to shareholders. Overall, we are extremely confident that our cost saving efforts and restructuring will result in a superior financial profile for Merrimack. Now let’s turn to slide 7, and I’ll go into more detail on how we plan to use the proceeds from the transaction with Ipsen and our restructuring efforts to deliver value to shareholders. First, we will invest $125 million to develop our streamlined oncology pipeline, supporting and sustaining our strategic shift to a development stage biopharmaceutical company. This investment is important, because it will fully fund our programs into the second half of 2019. In our view, this targeted reinvestment is potentially the most compelling source of enhanced shareholder value going forward. We have already identified achievable near and medium-term value inflection points for our three targeted clinical assets, which we expect to have achieved by the second half of 2019, the end of our multi-year cash runway. We will also extinguish $175 million in outstanding senior secured notes due in 2022, which will require an additional $20 million of funds in order to retire these notes. As a result, in addition to significantly reducing our operating expense structure with this transaction, we are establishing a more appropriate capital structure for a development stage biopharmaceutical company. Third, we will be returning at least $200 million to our stockholders during a special cash dividend. This special cash dividend is expected to equate to approximately $1.54 per outstanding share of common stock based on a number of Merrimack outstanding shares today. Our Board of Directors plans to approve the special cash dividend after closing the transaction and Merrimack expect it will be paid soon thereafter. We will announce a record date and ex-dividend date in due course. As mentioned previously, the Board has also committed to returning to shareholders 100% of the amounts received from up the up to $450 million in additional regulatory approval based milestones for ONIVYDE, net of taxes owed related to the receipt of these milestones. Prior to any tax impact this equates to approximately $3.46 per outstanding share based on the number of outstanding common shares as of today. The remaining proceeds will be reserved to pay transaction and restructuring costs, settle existing liabilities and settle potential tax liabilities arising from the transaction. Now before I turn the call over to Birgit to provide more details on our refocused portfolio, let me summarize why I’m so excited by this new and refocused portfolio. Firstly, Seribantumab as you will hear is a first-in-class monoclonal antibody where not only do we have experience having treated over 700 patients in earlier trials, but have achieved highly compelling hazard ratios of 0.26 and 0.37 in biomarker selected breast cancer and non-small cell lung cancer trials respectively. We now have a clear path forward in both indications. 141 takes regular in hypothesis a step further with its bispecific approach that also blocks IGF-1R. This dual targeting and biomarker approach addresses what we believe has been a key challenge to moving 4    THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JANUARY 09, 2017 / 1:00PM, MACK—Merrimack Pharmaceuticals Inc Concludes Strategic Review and Announces Plan to Divest Assets and Sharpen Strategic Focus Corporate Call transaction. MM-310 however is differentiated in several key ways, including having a novel and proprietary payload, being antibody directed and being our most stable nanoparticle to date, potentially having a significantly larger commercial reach than ONIVYDE. With that, I’ll turn it over to Birgit. Birgit Schoeberl—Merrimack Pharmaceuticals, Inc.—Head of Discovery Thank you, Yasir. In the following I will describe to you the changes to our portfolio, as well as ongoing clinical studies which are directives of our ultimate goal to drive value across a streamlined oncology pipeline. The new Merrimack is dedicated to accelerating the time to clinically meaningful data of optimizing the use of available resources. In line with these efforts, going forward we will focus on smaller proof-of-concept studies, developing innovative and promising anti-cancer agents in biomarker positive patients. After a rigorous strategic pipeline review, the Merrimack Board in conjunction with our internal and external advisors determines that MM-121, MM-141 and MM-310 represent the best opportunities to optimize and extract value for shareholders and cancer patients. In the table on slide 9, as well as on slide 20, the expected value inflection points for each program are summarized. For Seribantumab or MM-121, our anti-HER3 fully human monoclonal antibody, we expect to launch a Phase 2 clinical study in HER2 -negative hormone receptor into heregulin positive breast cancer in 2017 and expect topline data of the modified SHERLOC study in non-small cell lung cancer by the end of 2018. For Istiratumab or MM-141 our bispecific tetravalent antibody targeting HER3 and IGF-1R, we expect topline data from the modified CARRIE study in the first half of 2018. We are very excited to introduce the clinical development of MM-310 today. MM-310 utilizes the same proprietary nano-liposomal technology as ONIVYDE, facilitating the antibody directed delivery of the chemotherapy docetaxel. MM-310 will enter the clinic in Q1, 2017 and we expect to report the recommended Phase 2 dose in 2018. This demonstration of clinical value we will seek partners to complete the assets development registration on commercialization in the future. Now turning to slide 10 Seribantumab or MM-121. Seribantumab is the first-in class fully human monoclonal antibody that targets the HER3 receptor. We believe that Seribantumab has the potential to transform patient care and for regular and positive patients backed by the expensive clinical data package as mentioned by Yasir and by the strong clinical biomarker hypothesis. Therefore, the clinical development of Seribantumab will be the Number 1 priority for Merrimack going forward as stated on slide 11. Our primary goal of the Seribantumab program is to obtain accelerated topline data to validate the biomarker and drug hypothesis, which is based on the retrospective analysis of clinical data from our previous Phase 2 trials and a strong supporting preclinical data package. Logistical issues led to delayed opening of clinical sites worldwide that would have pushed our topline data of SHERLOC as currently designed to 2020. Therefore we are amending the ongoing SHERLOC studies from 280 patients looking at overall survival as the primary endpoint to 140-patient study looking at progression-free survival as the primary endpoint. This will accelerate the time today to substantially while delivering a well-controlled randomized study to establish the potential clinical benefit that Seribantumab may have of heregulin positive non-small cell lung cancer patients. We are targeting topline results by the end of 2018. In summary, we decided to amend this trial first to be more timely and more economically efficient. Let’s turn to slide 13. We are highly committed to the rapid development of Seribantumab across multiple oncology indications. A second randomized study will establish the cross indication impact and value of treating heregulin positive patients with Seribantumab and help unlock its full potential. Breast cancer is an ideal indication for Seribantumab as it soon to be started study if supported by strong clinical data derived from a previous Phase 2 trial in breast cancer. We expect to launch this study in 2017. As previously shown and discussed the certification by heregulin status on Comparator and Active Arm in our previous Phase 2 study in HER2-negative hormone receptor positive patients demonstrated that Seribantumab reverses the negative prognostic effect of high heregulin in patients. On slide 13, on the left you see that the median progression-free survival for patients receiving Exemestane alone was 3.5 months for heregulin negative patients and 1.9 months for heregulin positive patients, translating in a hazard ratio of 3.4 and p value of 0.004. On the right hand side, you can see that for heregulin positive patients, the addition of Seribantumab to Exemestane resulted in an improvement in median progression-free survival from 1.9 to 3.9 months, or a hazard ratio of 0.26 with a p value of 0.003. 5    THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. 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JANUARY 09, 2017 / 1:00PM, MACK—Merrimack Pharmaceuticals Inc Concludes Strategic Review and Announces Plan to Divest Assets and Sharpen Strategic Focus Corporate Call on prior exposure to aromatase inhibitors revealed that patients who are aromatase inhibitor naive have the potential for a dramatic clinical drug — clinical benefit and Merrimack will focus the next breast cancer study on this heregulin positive patient population, represented by the dotted blue line in the ground. Let’s focus now on MM-141 or Istiratumab on slide 15. Istiratumab is a bispecific tetravalent antibody and a potent inhibitor of the PI3 Kinase AKT mTOR pathway by targeting both IGF-1R and HER3. Let’s turn to slide 16, in line with our strategy to obtain clinically meaningful data more rapidly, we are amending the CARRIE study, which is currently a Phase 2 trial of MM-141 patients with high level of free IGF-1 with metastatic pancreatic cancer. The ongoing CARRIE study is evaluating the activity of MM-141 in both, the free IGF-1 high, as well as the free IGF-1 high in heregulin positive population. Given that the prevalence of both biomarkers is greater than 50%, we feel confident that we can modify the ongoing CARRIE study to more rapidly obtain clinically meaningful data by relaxing the alpha. Accordingly, while we originally plan to enroll 140 patients in the study, this modified study will target an enrolment of 80 patients. We expect to complete enrolment of 80 patients by June and estimate topline data in the first half of 2018. Therefore, the study was designed to swiftly answer the clinical hypothesis of IGF1-R signaling being important in pancreatic cancer. So turning to slide 17. We are excited to introduce the clinical development of a novel and very promising molecule MM-310 as a result of our portfolio review. Docetaxel is a very potent chemotherapy that has been historically associated with a narrow therapeutic window where its toxicity has limited its clinical efficacy. MM-310 is our solution to the limitations of Docetaxel. MM-310 is an antibody directed to nanotherapeutic or ADN targeting the EphA2 receptor and utilizes the same proprietary nano-liposomal technology as ONIVYDE. We will be launching a Phase 1 study with MM-310 enrolling prostate ovarian, bladder, gastric and lung cancer patients during the first quarter of 2017. As shown on slide 18 MM-310 was designed specifically to improve the therapeutic window by three mechanisms. First the encapsulation of docetaxel maximizes the exposure in the tumors for selective accumulation in solid tumors and a slow and sustained release mechanism. Second, the stable encapsulation of docetaxel prodrug further reduces the systemic exposure of the active docetaxel and thus dose limiting toxicities such as neutropenia. Third EphA2 targeting to enable the targeted release at the side of the tumor and improve tumor micro distribution. Similar to our other agents we intend to test MM-310 in prospectively selected EphA2 positive patients once we have identified the recommended Phase 2 dose. On slide 20, you see the significant value inflection events for MM-121, MM-141 and MM-310 through 2019. We anticipate three Phase 2 proof-of-concept studies to read out by the end of 2019. At that time we will receive initial clinical data on MM-310 that will guide its future development opportunities. Taken together, this portfolio represents three significant value creation events within the funding horizon, as well as the potential for a novel molecule to demonstrate exciting clinical data. In connection with the conclusion of our strategic pipeline review, we have also determined to discontinue our Phase 1 clinical studies with MM-151 at this time. We remain optimistic about the clinical value of MM-151 and will actively seek partners or outside financing to take over their development. For the rest of our pipeline, we expect to defer continued investment in MM-131, MM-302 and several preclinical programs until partnering opportunities or other funding sources are identified. We will also focus on our most exciting early stage discovery opportunities. With that let me hand the call back over to Gary for a summary of the new Merrimack and concluding remarks. Gary Crocker—Merrimack Pharmaceuticals, Inc.—President & CEO Thanks so much Birgit. We’re very excited about the opportunities that are now available to Merrimack as a more efficient and more focused clinical development stage and R&D biopharmaceutical company. Our Company obviously is transforming but our commitment to delivering innovative oncology treatments for cancer patients worldwide, while at the same time creating substantial value for our shareholders remains unchanged. With our new capital structure, we will be able to seamlessly support and sustain our new strategic direction. Additionally, as a stronger company with a solid balance sheet Merrimack will be able to fully fund its programs into the second half of 2019. These steps significantly increase the upside potential for shareholders while substantially reducing risk. We expect to hold a special meeting of shareholders to vote on the Ipsen transaction in late February and we’ll be filing the associated proxy materials later this month. We look forward also to achieving the necessary approvals to complete the transaction after closing in the first quarter of 2017.    6    THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. 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JANUARY 09, 2017 / 1:00PM, MACK - Merrimack Pharmaceuticals Inc Concludes Strategic Review and Announces Plan to Divest Assets and Sharpen Strategic Focus Corporate Call

To close, I would like to reiterate how tremendously proud I'm of our organization and all of our outstanding employees for the incredible focus and resilience and efforts that they've demonstrated over the last several months, as we have worked together to enhance and optimize shareholder value. Despite being in a period of transition and challenge, everyone came together incredibly effectively and demonstrated that they are dedicated to innovating in the treatment of cancer and delivering value to our shareholders. I speak on behalf of the entire Board and management team when I say that we are confident in our new disciplined and targeted strategy as a refocused clinical and R&D company. We look forward to discussing the strategic transformation further on Wednesday at the JPMorgan Healthcare Conference.

Thank you all very much for taking the time to listen today. And with that we'll open it up to questions. Operator?

## QUESTIONS AND ANSWERS

**Operator**

(Operator Instructions) Eric Schmidt, Cowen and Company.

**Eric Schmidt** - *Cowen and Company - Analyst*

Thanks for the question and congrats on all the changes. They're very, very welcome and certainly stabilize the company. A couple questions on the pipeline if I may. First on 121, I think for the first time you've disclosed some of these logistical issues that have slowed down the recruitment, can you talk about what they are and whether they've been fixed?

**Birgit Schoeberl** - *Merrimack Pharmaceuticals, Inc. - Head of Discovery*

As you remember the current SHERLOC study was designed to be a registration study, so the switch over to commercial drug material and then to commercial diagnostic kits in there for the opening and basically its size around the globe led to operational delays and the pushing out of the topline data readout. And given in-line with our new strategic direction, we decided to now convert the study into a shorter proof-of-concept study that will deliver accelerated topline data and validate the drug in the biomarker hypothesis firstly.

**Eric Schmidt** - *Cowen and Company - Analyst*

But the logistical issues that slow down, recruitment are you focusing just on the US or what's changed?

**Birgit Schoeberl** - *Merrimack Pharmaceuticals, Inc. - Head of Discovery*

No, it's still in a global study.

**Eric Schmidt** - *Cowen and Company - Analyst*

So what issues were there and what have you done to overcome those issues?

**Birgit Schoeberl** - *Merrimack Pharmaceuticals, Inc. - Head of Discovery*

Those sites are now open and other logistical issues have been resolved.

7

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JANUARY 09, 2017 / 1:00PM, MACK—Merrimack Pharmaceuticals Inc Concludes Strategic Review and Announces Plan to Divest Assets and Sharpen Strategic Focus Corporate Call And then on 141 you mentioned relaxing the alpha, can you talk about the study’s power and why you think you might still obtain a meaningful benefit or a meaningful result on which to base the next decision if the alpha has been relaxed? Birgit Schoeberl—Merrimack Pharmaceuticals, Inc.—Head of Discovery Yes, the original study was — had very strong statistics as an alpha of 0.05 and was now relaxed to 0.15, which basically is much more in line with our new strategic direction of conducting smaller proof-of-concept study. The prior design would have almost enabled — would have almost been a registration enabling study and biomarker prevalence we believe we will still get a clinically meaningful data readout. Eric Schmidt—Cowen and Company—Analyst And Gary given these changes now, will you be in the market for a new CEO? Gary Crocker—Merrimack Pharmaceuticals, Inc.—President & CEO Eric thanks for that question. As you know, we have announced that we for some months now have been involved in a very comprehensive CEO search and we’ve made I think tremendous progress in that effort and we should be making an announcement in the near term. Eric Schmidt—Cowen and Company—Analyst Great, thanks and congrats again. Gary Crocker—Merrimack Pharmaceuticals, Inc.—President & CEO Thanks Eric. Operator Thank you. This concludes the Q&A session and I now like to turn the call back to management for closing remarks. Geoff Grande—Merrimack Pharmaceuticals, Inc.—IR Great. We’ll thank you everyone for joining us. We look forward to updating you again soon. Operator Ladies and gentlemen, this concludes today’s conference. Thanks for your participation. Have a wonderful day.    8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JANUARY 09, 2017 / 1:00PM, MACK—Merrimack Pharmaceuticals Inc Concludes Strategic Review and Announces Plan to Divest Assets and Sharpen Strategic Focus Corporate Call Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2017, Thomson Reuters. All Rights Reserved. 7457526-2017-01-09T16:31:29.347    9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Below is the text of a letter sent by Gary Crocker, Interim President and CEO of Merrimack, to Merrimack’s employees on January 8, 2017.

Dear Merrimack Employees,

As you know, since October we have been undertaking a comprehensive review of our pipeline to identify the best opportunities to sharpen our focus, reduce costs and position Merrimack for long-term success. Today we announced transformative steps to advance our objective of creating stockholder value:

•	We have entered into an agreement with Ipsen under which Ipsen will acquire ONIVYDE and our generic DOXIL product for up to $1.025 billion plus up to $33 million in net milestone payments retained by Merrimack pursuant to Merrimack’s exclusive licensing agreement with Shire; and

•	We determined that MM-121, MM-141 and MM-310 are the clinical programs with the highest probability of success and the highest return on investment and believe that focusing on these programs is in the best interests of Merrimack, its stockholders and cancer patients worldwide. In addition, we will be maintaining a focused research effort.

We believe the conclusion of the strategic review, the narrowing of our focus and the transaction with Ipsen represent the best path for Merrimack and its stakeholders. For all of us, this marks an inflection point in a four month period of transition. I know that this has been a difficult time of uncertainty. We now have clarity on the way forward.

While we believe that this transaction will deliver significant long-term benefits, we must also recognize that these changes in our strategy, as well as our ongoing cost reduction efforts, will have a significant impact on the people of Merrimack. Although some employees will be offered positions at Ipsen, and many will continue with Merrimack’s more focused business pursuits, we will also further reduce headcount by roughly 30% once the transaction closes. Tomorrow, we will have meetings with each employee at the company individually or in groups to inform you of your individual status and of our plans to move forward. I want to assure you that we are committed to treating each of you fairly and with respect, regardless of your eventual disposition.

The transaction is expected to be completed in the next 60 days, subject to certain customary closing conditions including Merrimack stockholder approval and certain governmental regulatory clearances. Until that time, the best thing all of us can do is continue to focus on our normal responsibilities. It is important that we all continue to keep Merrimack operating at high standards while meeting and exceeding the expectations of doctors and cancer patients.

I have attached a copy of today’s press release. Around 7 a.m. ET tomorrow morning, you will receive invitations to events that will clarify your individual status going forward.

I remain incredibly proud of all the hard work that you have done to build Merrimack. Passion for our mission and for cancer patients has shown through in all you do. While this transition will be challenging and disappointing for many of us, I hope you all can carry a deep pride for what we have built. Thank you for your continued dedication.

Sincerely,

Gary

Interim President and CEO, Merrimack Pharmaceuticals

Forward Looking Statements

This document contains forward-looking statements of the Company that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this document are forward-looking statements. Forward looking statements can be identified by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. The Company’s forward-looking statements include, among others, statements about the expected dividend, potential milestone payments, and Merrimack’s expectations with respect to the consummation of the proposed transaction and its ability to fund its operations, including continued investment in its research and development pipeline. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the asset sale (including the failure to obtain necessary approvals) in the anticipated timeframe or at all; whether stockholders approve the deal; whether any legal action is brought that results in a delay in or prohibition of the consummation of the transaction; whether the Company receives payments related to the milestone events under its contract with Shire, when expected or at all, or under the asset purchase agreement; whether the Company’s expenses are as predicted; the amount of any working capital adjustment in the transaction; whether the Company is able to satisfy the necessary legal tests required to make the anticipated dividend; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed transaction on the market price of the Company’s common stock; significant transaction costs; unknown liabilities; other business effects, including the effects of industry, market, economic, political or regulatory conditions; and those risk factors discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the Securities and Exchange Commission (“SEC”) on November 9, 2016 and its other filings with the SEC. The forward-looking statements in this document represent the Company’s views as of the date of this document. The Company anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it has no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this document.

Additional Information about the Transaction and Where to Find It

This disclosure is being made in respect of the asset sale contemplated by the Asset Purchase and Sale Agreement between the Company and Ipsen. The proposed asset sale will be submitted to the Company’s stockholders for their consideration. In connection with the proposed asset sale, the Company will file a proxy statement with the SEC. This document does not constitute a solicitation of any vote or proxy from any stockholder of Merrimack’s. INVESTORS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS OR MATERIALS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ASSET SALE. The final proxy statement will be mailed to the Company’s stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s internet website, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained free of charge at the Merrimack’s website, www.merrimack.com, or by directing a written request to Merrimack Pharmaceuticals, Inc., One Kendall Square, Suite B7201, Cambridge, Massachusetts 02139, telephone number 617-441-1000.

Participants in the Solicitation

Merrimack and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed asset sale. Information about Merrimack’s directors and executive officers is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016 and the proxy statement for Merrimack’s 2016 annual meeting of stockholders, filed with the SEC on April 25, 2016. Additional information regarding these persons and their interests in the transaction will be included in the proxy statement relating to the proposed asset sale when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.